News Release

May 8, 2024
SSR MINING REPORTS FIRST QUARTER 2024 RESULTS
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the first quarter ended March 31, 2024, as well as an update on the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident”).
Çöpler Update
Our primary focus at Çöpler continues to be the return of our missing colleagues to their families. Following the recovery of four of our missing colleagues, recovery efforts for the five remaining individuals continue. To-date over 6.7 million tonnes of heap leach material has been relocated as part of the ongoing recovery, containment and remediation activity, including 4.2 million tonnes from the Sabırlı Valley.
SSR Mining currently expects the completion of the removal of all displaced heap leach material resulting from the Çöpler Incident out of the Sabırlı Valley and into temporary storage locations in the third quarter of 2024. Concurrently, containment efforts have been completed alongside the removal of the displaced material with the installation of a grout curtain, coffer dam and buttress as well as the ongoing installation of pumping systems and diversion channels in the Sabırlı Valley.
In parallel with the recovery and containment work, the Company is progressing a remediation plan following comprehensive consultation and evaluations with various Turkish government agencies, ministries, independent experts and external consultants. The remediation plan will be submitted for government approval in the second quarter of 2024 and will include, among other things, the construction of a permanent storage facility for the displaced heap leach material. The design of the storage facility is capable of containing the approximately 18 to 20 million tonnes of displaced material in an area referred to as the East Storage Facility (see Figure 1).
The remediation work is expected to cost between $250 to $300 million on a 100% basis, in addition to the approximately $22.5 million incurred as of March 31, 2024. The remediation efforts are expected to be implemented over a period of 24 to 36 months. With a total cash position of $467 million at the end of the first quarter 2024, ongoing cash flow from three operations, and access to an additional $400 million revolving credit facility, the Company remains well positioned to fund these remediation commitments.
As part of the remediation plan, the heap leach pad will be permanently closed and no further heap leach processing will take place at Çöpler. In order to restart the operations, the Company will require the necessary operating permits and approvals. Once all necessary regulatory approvals, including the Environmental Impact Assessment (EIA) and operating permits, are reinstated, it is anticipated that initial ore processing at Çöpler will occur exclusively through the sulfide plant, which will process stockpiled material while Çöpler’s mining team remains focused on completing the recovery and remediation work. As of the end of 2023, sulfide stockpiles totaled 10.8 million tonnes of ore at a grade of 2.0 grams per tonne gold, or approximately 706,000 contained ounces. At this time, the Company is not able to estimate when and under what conditions operations will resume at Çöpler.
In the first quarter of 2024, SSR Mining produced 101,873 gold equivalent ounces at cost of sales of $1,166 per payable ounce and AISC of $1,569 per payable ounce, which includes care and maintenance costs incurred at Çöpler. Excluding any production from Çöpler, and in line with existing guidance, SSR Mining expects Marigold, Seabee and Puna will produce a consolidated total of 340,000 to 380,000 gold equivalent ounces in 2024. (1)

SSR Mining Inc.	PAGE 1

More information related to the Çöpler Incident is included in the Company’s Annual Report on Form 10-K filed on February 27, 2024 and in the Company’s Quarterly Report on Form 10-Q filed on May 8, 2024. Further updates on the Çöpler Incident, as and when available, will continue to be provided through press releases and posts to the Company’s website.

Proposed East Storage Facility Location
Existing TSF
Diversion Channel & Pumps
Displaced Heap Leach Material
North Buttress
Coffer Dam & Grout Curtain

Figure 1. Location of containment and proposed remediation infrastructure overlain on an aerial view of the Çöpler site as of May 1, 2024.
(1) The Company reports non-GAAP financial measures including all-in sustaining costs (“AISC”) per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of this financial measure and a reconciliation to cost of sales, which is the most comparable GAAP financial measure.

SSR Mining Inc.	PAGE 2

First Quarter 2024 Summary: (2)
(All figures are in US dollars unless otherwise noted)
▪Çöpler Incident: On February 13, 2024, the Company suspended operations at Çöpler as a result of a significant slip on the heap leach pad.
▪Operating results: First quarter 2024 production was 101,873 gold equivalent ounces at cost of sales of $1,166 per payable ounce and AISC of $1,569 per payable ounce. Production from Marigold was 34,680 ounces of gold at cost of sales of $1,331 per payable ounce and AISC of $1,430 per payable ounce. At Seabee, production was 23,773 ounces of gold at cost of sales of $859 per payable ounce and AISC of $1,416 per payable ounce. Puna produced 1.9 million ounces of silver at cost of sales of $16.87 per payable ounce and AISC of $15.61 per payable ounce. Combined, these three assets produced 80,046 gold equivalent ounces in the first quarter of 2024, in line with expectations.
▪Financial results: Attributable net loss in the first quarter of 2024 was $287.1 million, or $1.42 per diluted share, reflecting approximately $272.9 million in incurred and anticipated reclamation and remediation costs, $114.2 million in non-cash impairment charges, and approximately $15.3 million in contingency and other costs related to the Çöpler Incident. Adjusted attributable net income in the first quarter of 2024 was $22.5 million, or $0.11 per diluted share. In the first quarter of 2024, operating cash flow was $24.6 million, or $32.3 million before working capital adjustments, and free cash flow was negative $9.4 million, or negative $1.8 million before working capital adjustments.
▪Cash and liquidity position: As of March 31, 2024, SSR Mining had a cash and cash equivalent balance of $467.0 million and a non-GAAP net cash position of $236.2 million. In addition, at the end of the first quarter 2024, the Company had no borrowings outstanding on its $400 million revolving credit facility.
▪Marigold operations: Gold production was 34,680 ounces in the first quarter of 2024 at cost of sales of $1,331 per payable ounce and AISC of $1,430 per payable ounce. As planned, first quarter 2024 results included increased waste stripping to support near-term development activities at Red Dot, which is a key focus for 2024 and 2025. Marigold’s 2024 production remains approximately 70% weighted to the second half of 2024.
▪Seabee operations: Gold production was 23,773 ounces in the first quarter of 2024 at cost of sales of $859 per payable ounce and AISC of $1,416 per payable ounce. Milled grades of 6.5 g/t in the quarter included the processing of some material stockpiled from the fourth quarter of 2023, and grades are expected to average between 5.0 and 6.0 g/t for the remainder of the year.
▪Puna operations: Silver production was 1.9 million ounces in the first quarter of 2024 at cost of sales of $16.87 per payable ounce of silver and AISC of $15.61 per payable ounce of silver. Production in 2024 remains 55% weighted to the second half of the year, largely driven by grades that are expected to peak in the fourth quarter.
▪Hod Maden: During the first quarter of 2024, development activities at Hod Maden were temporarily reduced as the Company’s staff in Türkiye focused on the Çöpler Incident. The Company has continued to advance engineering, execution planning activities and technical studies for the project. More details on the projected timelines for Hod Maden will be provided at a later date.
(2)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 3

Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three months ended months ended March 31, 2024 and March 31, 2023 are presented below:

(in thousands of US dollars, except per share data)			Three Months Ended March 31,
			2024	2023
Financial Results
Revenue			$230,234	$314,614
Cost of sales			$125,901	$199,297
Operating income (loss)			$(376,424)	$36,985
Net income (loss)			$(358,162)	$29,004
Net income (loss) attributable to SSR Mining shareholders			$(287,082)	$29,813
Basic net income (loss) per share attributable to SSR Mining shareholders			$(1.42)	$0.14
Diluted net income (loss) per share attributable to SSR Mining shareholders			$(1.42)	$0.14
Adjusted attributable net income (3)			$22,510	$21,274
Adjusted basic attributable net income per share (3)			$0.11	$0.10
Adjusted diluted attributable net income per share (3)			$0.11	$0.10

Cash generated by operating activities before changes in working capital (3)			$32,257	$90,869
Cash generated by operating activities			$24,631	$2,967
Cash used in investing activities			$(36,778)	$(51,881)
Cash used in financing activities			$(10,820)	$(38,189)

Operating Results
Gold produced (oz)			80,280	122,821
Gold sold (oz)			89,279	126,111
Silver produced ('000 oz)			1,915	2,015
Silver sold ('000 oz)			1,659	2,382
Lead produced ('000 lb) (4)			9,998	11,361
Lead sold ('000 lb) (4)			8,666	13,370
Zinc produced ('000 lb) (4)			1,217	2,480
Zinc sold ('000 lb) (4)			510	3,687

Gold equivalent produced (oz) (5)			101,873	146,894
Gold equivalent sold (oz) (5)			107,983	154,557

Average realized gold price ($/oz sold)			$2,061	$1,902
Average realized silver price ($/oz sold)			$22.18	$23.38

Cost of sales per gold equivalent ounce sold (5)			$1,166	$1,289
Cash cost per gold equivalent ounce sold (3,5)			$1,097	$1,204
AISC per gold equivalent ounce sold (3,5)			$1,569	$1,693

Financial Position	March 31, 2024		December 31, 2023
Cash and cash equivalents	$	467,010	$	492,393
Current assets	$	1,081,870	$	1,196,476
Total assets	$	5,251,782	$	5,385,773
Current liabilities	$	352,768	$	170,573
Total liabilities	$	1,312,954	$	1,081,570
Working capital (6)	$	729,102	$	1,025,903
(3)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss) attributable to SSR Mining shareholders, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(6)Working capital is defined as current assets less current liabilities.

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Çöpler, Türkiye
(amounts presented on 100% basis)
Operations at Çöpler were suspended following the Çöpler Incident on February 13, 2024. During the suspension, care and maintenance expense was recorded which represents direct costs not associated with the environmental reclamation and remediation costs and depreciation. No production was recorded following February 13, 2024.

	Three Months Ended March 31,
Operating Data	2024	2023
Gold produced (oz)	21,827	55,074
Gold sold (oz)	23,960	58,014

Ore mined (kt)	266	1,179
Waste removed (kt)	3,571	5,375
Total material mined (kt)	3,837	6,554
Strip ratio	13.4	4.6

Ore stacked (kt)	184	188
Gold grade stacked (g/t)	1.17	1.22

Ore milled (kt)	343	724
Gold mill feed grade (g/t)	2.39	2.47
Gold recovery (%)	78.9	87.7

Average realized gold price ($/oz sold)	$2,013	$1,890
Cost of sales ($/oz gold sold)	$1,019	$1,287
Cash costs ($/oz gold sold) (7)	$1,020	$1,272
AISC ($/oz gold sold) (7)	$1,573	$1,420
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2024 and 2023, Çöpler produced 21,827 and 55,074 ounces of gold, respectively. During the first quarter of 2024, Çöpler reported cost of sales of $1,019 per payable ounce and AISC of $1,573 per payable ounce.
As a result of the Çöpler Incident, the Company plans to permanently close the heap leach pad; therefore, the Company fully impaired the heap leach pad inventory and related heap leach pad processing facilities. Accordingly, during the three months ended March 31, 2024, the Company recorded non-cash impairment charges of $76.0 million related to Inventories and $38.2 million related to Mineral properties, plant and equipment, net, for a total non-cash impairment charge of $114.2 million.

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Marigold, USA

	Three Months Ended March 31,
Operating Data	2024	2023
Gold produced (oz)	34,680	51,979
Gold sold (oz)	36,869	51,297

Ore mined (kt)	5,721	5,367
Waste removed (kt)	20,587	17,029
Total material mined (kt)	26,309	22,396
Strip ratio	3.6	3.2

Ore stacked (kt)	5,721	5,367
Gold grade stacked (g/t)	0.13	0.42

Average realized gold price ($/oz sold)	$2,074	$1,913
Cost of sales costs ($/oz gold sold)	$1,331	$1,063
Cash costs ($/oz gold sold) (8)	$1,333	$1,066
AISC ($/oz gold sold) (8)	$1,430	$1,663
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2024 and 2023, Marigold produced 34,680 and 51,979 ounces of gold, respectively. During the first quarter of 2024, Marigold reported cost of sales of $1,331 per payable ounce and AISC of $1,430 per payable ounce. As planned, first quarter 2024 results include increased waste stripping to support near-term development activities at Red Dot, which is a key focus for 2024 and 2025.
Full-year 2024 production guidance for Marigold is 155,000 to 175,000 ounces of gold at mine site cost of sales of $1,300 to $1,340 per payable ounce and AISC of $1,535 to $1,575 per payable ounce. Production guidance remains 70% weighted to the second half of 2024, with the fourth quarter of 2024 expected to be the strongest quarter of production for the year.

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Seabee, Canada

	Three Months Ended March 31,
Operating Data	2024	2023
Gold produced (oz)	23,773	15,768
Gold sold (oz)	28,450	16,800

Ore mined (kt)	104	99

Ore milled (kt)	115	112
Gold mill feed grade (g/t)	6.51	4.60
Gold recovery (%)	96.4	96.1

Average realized gold price ($/oz sold)	$2,070	$1,910
Cost of sales ($/oz gold sold)	$859	$1,385
Cash costs ($/oz gold sold) (9)	$859	$1,386
AISC ($/oz gold sold) (9)	$1,416	$2,207
(9)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended March 31, 2024 and 2023, Seabee produced 23,773 and 15,768 ounces of gold, respectively. During the first quarter of 2024, Seabee reported cost of sales of $859 per payable ounce and AISC of $1,416 per payable ounce.
Full-year 2024 production guidance at Seabee is 75,000 to 85,000 ounces of gold at mine site cost of sales of $990 to $1,030 per payable ounce and AISC of $1,495 to $1,535 per payable ounce. Grades are expected to average between 5.0 and 6.0g/t over the year.

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Puna, Argentina

	Three Months Ended March 31,
Operating Data	2024	2023
Silver produced ('000 oz)	1,915	2,015
Silver sold ('000 oz)	1,659	2,382
Lead produced ('000 lb)	9,998	11,361
Lead sold ('000 lb)	8,666	13,370
Zinc produced ('000 lb)	1,217	2,480
Zinc sold ('000 lb)	510	3,687
Gold equivalent sold ('000 oz) (10)	18,704	28,446

Ore mined (kt)	263	349
Waste removed (kt)	1,510	1,984
Total material mined (kt)	1,773	2,333
Strip ratio	5.7	5.7

Ore milled (kt)	417	415
Silver mill feed grade (g/t)	148.5	157.4
Lead mill feed grade (%)	1.16	1.32
Zinc mill feed grade (%)	0.27	0.44
Silver mill recovery (%)	96.2	96.0
Lead mill recovery (%)	93.9	94.4
Zinc mill recovery (%)	49.2	62.0

Average realized silver price ($/oz sold)	$22.18	$23.38
Cost of sales ($/oz sold)	$16.87	$19.67
Cash costs ($/oz silver sold) (11)	$12.29	$14.41
AISC ($/oz silver sold) (11)	$15.61	$16.40
(10)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(11)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended March 31, 2024 and 2023, Puna produced 1.9 and 2.0 million ounces of silver, respectively. Tonnes mined were impacted by significant rainfall in the first quarter. During the first quarter of 2024, Puna reported cost of sales of $16.87 per payable ounce and AISC of $15.61 per payable ounce.
Full-year 2024 production guidance at Puna is 8.75 to 9.50 million ounces of silver at mine site cost of sales of $16.50 to $18.00 per payable ounce and AISC of $14.75 to $16.25 per payable ounce. Production is expected to be 55% weighted to the second half of 2024, driven largely by grades that are expected to peak in the fourth quarter.

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Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Wednesday, May 8, 2024, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (844) 763-8274
All other callers:	+1 (412) 717-9224
Webcast:	‘http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 0774
All other callers:	+1 (412) 317-0088, replay code 0774

About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 9

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release (including information incorporated by reference herein) constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts, as well as statements written in the future tense. When made, forward-looking statements are based on information known to management at such time and/or management’s good faith belief with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our quarterly report on Form 10-Q for the quarter end March 31, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR at www.sec.gov the Canadian securities regulatory authorities on SEDAR at www.sedarplus.ca and on our website at www.ssrmining.com.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; renewal of NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: any assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

Such factors are not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information, and such statements and information will not be updated to reflect events or circumstances arising after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking information and statements are only predictions based on our current estimations and assumptions. Actual results may vary materially from such forward-looking information. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures – including total cash, total debt, net cash (debt), cash costs, all-in

SSR Mining Inc.	PAGE 10

sustaining costs (“AISC”) per ounce sold, adjusted net income (loss) attributable to shareholders, cash generated by (used in) operating activities before changes in working capital, free cash flow, and free cash flow before changes in working capital – do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Non-GAAP Measure – Net Cash (Debt)
Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash (debt) is a useful measure for shareholders as it helps evaluate liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$467,010	$492,393
Restricted cash	$102	$101
Total cash	$467,112	$492,494

Face value of 2019 convertible note	$230,000	$230,000
Other debt	$955	$920
Total debt	$230,955	$230,920

Net cash (debt)	$236,157	$261,574

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.

The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers.

In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

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The following tables provide a reconciliation of Cost of sales to Cash costs and AISC:

	Three Months Ended March 31, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$24,423	$49,071	$24,433	$27,974	$—	$125,901
By-product credits	$(345)	$(1)	$(25)	$(9,065)	$—	$(9,436)
Treatment and refining charges	$351	$73	$35	$1,482	$—	$1,941
Cash costs (non-GAAP)	$24,429	$49,143	$24,443	$20,391	$—	$118,406
Sustaining capital expenditures	$5,088	$2,305	$14,905	$3,359	$—	$25,657
Sustaining exploration and evaluation expense	$—	$354	$—	$—	$—	$354
Care and maintenance (13)	$7,678	$—	$—	$—	$—	$7,678
Reclamation cost accretion and amortization	$485	$935	$927	$2,148	$—	$4,495
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$12,861	$12,861
Total AISC (non-GAAP)	$37,680	$52,737	$40,275	$25,898	$12,861	$169,451

Gold sold (oz)	23,960	36,869	28,450	—	—	89,279
Silver sold (oz)	—	—	—	1,658,621	—	1,658,621
Gold equivalent sold (oz) (14)	23,960	36,869	28,450	18,704	—	107,983

Cost of sales per gold ounce sold	1,019	1,331	859	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	16.87	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,019	1,331	859	1,496	N/A	1,166
Cash cost per gold ounce sold	1,020	1,333	859	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	12.29	N/A	N/A
Cash cost per gold equivalent ounce sold	1,020	1,333	859	1,090	N/A	1,097
AISC per gold ounce sold	1,573	1,430	1,416	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.61	N/A	N/A
AISC per gold equivalent ounce sold	1,573	1,430	1,416	1,385	N/A	1,569

	Three Months Ended March 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$74,646	$54,541	$23,265	$46,845	$—	$199,297
By-product credits	$(867)	$(36)	$(10)	$(18,014)	$—	$(18,927)
Treatment and refining charges	$—	$183	$30	$5,498	$—	$5,711
Cash costs (non-GAAP)	$73,779	$54,688	$23,285	$34,329	$—	$186,081
Sustaining capital expenditures	$6,703	$29,016	$13,135	$2,829	$—	$51,683
Sustaining exploration and evaluation expense	$761	$960	$—	$1,071	$—	$2,792
Reclamation cost accretion and amortization	$427	$646	$655	$765	$—	$2,493
General and administrative expense and stock-based compensation expense	$736	$—	$—	$52	$17,753	$18,541
Total AISC (non-GAAP)	$82,406	$85,310	$37,075	$39,046	$17,753	$261,590

Gold sold (oz)	58,014	51,297	16,800	—	—	126,111
Silver sold (oz)	—	—	—	2,381,540	—	2,381,540
Gold equivalent sold (oz) (14)	58,014	51,297	16,800	28,446	—	154,557

Cost of sales per gold ounce sold	1,287	1,063	1,385	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	19.67	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,287	1,063	1,385	1,647	N/A	1,289
Cash cost per gold ounce sold	1,272	1,066	1,386	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.41	N/A	N/A
Cash cost per gold equivalent ounce sold	1,272	1,066	1,386	1,207	N/A	1,204
AISC per gold ounce sold	1,420	1,663	2,207	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	16.40	N/A	N/A
AISC per gold equivalent ounce sold	1,420	1,663	2,207	1,373	N/A	1,693
(12)Excludes depreciation, depletion, and amortization.
(13)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(14)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 12

The following tables provide a reconciliation of cost of sales to cash costs and AISC used in the calculation of 2024 cost guidance for the Marigold, Seabee and Puna operations and corporate office:

(operating guidance) (15)		Marigold	Seabee	Puna	Corporate
Gold Production	koz	155 – 175	75 – 85	—	—
Silver Production	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Production	koz	155 – 175	75 – 85	110 – 120	—
Gold Sold	koz	155 – 175	75 – 85	—	—
Silver Sold	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Sold	koz	155 – 175	75 – 85	110 – 120	—

Cost of Sales (GAAP) (16)	$M	201 – 235	75 – 85	140 – 162	—
By-Product Credits + Treatment & Refining Costs	$M	—	—	(45)	—
Cash Cost (non-GAAP) (17)	$M	202 – 235	75 – 85	96 – 117	—
Sustaining Capital Expenditures (18)	$M	37	40	17	—
Reclamation Cost Accretion & Amortization	$M	3	3	13	—
General & Administrative	$M	—	—	—	60 – 65
All-In Sustaining Cost (non-GAAP) (17)	$M	241 – 274	118 – 128	125 – 147	60 – 65

Cost of Sales per Ounce (GAAP) (16)	$/oz	1,300 – 1,340	990 – 1,030	16.50 – 18.00	—
Cash Cost per Ounce (non-GAAP) (17)	$/oz	1,300 – 1,340	990 – 1,030	11.50 – 13.00	—
All-In Sustaining Cost per Ounce (non-GAAP) (17)	$/oz	1,535 – 1,575	1,495 – 1,535	14.75 – 16.25	—

Growth Capital Expenditures	$M	1	2	—	—
Growth Exploration and Resource Development Expenditures (19)	$M	9	15	10	4
Total Growth Capital	$M	10	17	10	4
(15)Figures may not add due to rounding.
(16)Excludes depreciation, depletion, and amortization.
(17)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Marigold, Seabee and Puna. AISC includes reclamation cost accretion and amortization and certain lease payments.
(18)Includes sustaining exploration and evaluation expenditures. Includes approximately $1 million in expensed sustaining exploration at Marigold and $24 million in underground mine development at Seabee.
(19)All growth exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

SSR Mining Inc.	PAGE 13

Non-GAAP Measure - Adjusted Attributable Net Income (loss) and Adjusted Attributable Net Income (Loss) Per Share
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the expected impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$(287,082)	$29,813
Interest saving on convertible notes, net of tax	$—	$1,221
Net income (loss) used in the calculation of diluted net income per share	$(287,082)	$31,034

Weighted-average shares used in the calculation of net income (loss) and adjusted net income per share
Basic	202,355	206,778
Diluted	202,355	219,403

Net income per share attributable to SSR Mining shareholders (GAAP)
Basic	$(1.42)	$0.14
Diluted	$(1.42)	$0.14

Adjustments:
Effects of the Çöpler Incident (20)	$321,954	$—
Change in fair value of marketable securities	$(2,817)	$(1,866)
Loss (gain) on sale of mineral properties, plant and equipment	$—	$240
Income tax impact related to above adjustments	$448	$139
Inflationary impacts on tax balances	$(9,993)	$(9,153)
Other tax adjustments (21)	$—	$2,101
Adjusted net income attributable to SSR Mining shareholders (Non-GAAP)	$22,510	$21,274

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.11	$0.10
Diluted	$0.11	$0.10
(20)The effects of the Çöpler Incident represent the following unusual and nonrecurring charges: (1) reclamation costs of $9.0 million and remediation costs of $209.3 million (amounts are presented net of pre-tax attributable to non-controlling interest of $50.1 million); (2) impairment charges of $91.4 million related to expected plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable to non-controlling interest of $22.8 million); and (3) contingencies of $12.3 million (amount is presented net of pre-tax attributable to non-controlling interest of $3.0 million). Refer to Note 3 to the Condensed Consolidated Financial Statements and the Company’s Annual Report on Form 10-K for information related to the impact of the Çöpler Incident.
(21)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position during the three months ended March 31, 2023.

SSR Mining Inc.	PAGE 14

Non-GAAP Measure - Free Cash Flow, Cash Flow from Operating Activities before Changes in Working Capital, and Free Cash Flow before Changes in Working Capital
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2024	2023
Cash provided by operating activities (GAAP)	$24,631	$2,967
Expenditures on mineral properties, plant, and equipment	$(34,035)	$(59,242)
Free cash flow (non-GAAP)	$(9,404)	$(56,275)

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash flow from operating activities before changes in working capital by adjusting cash provided by operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2024	2023
Cash generated by (used in) operating activities (GAAP)	$24,631	$2,967
Net change in operating assets and liabilities	$7,626	$87,902
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$32,257	$90,869
Expenditures on mineral properties, plant, and equipment	$(34,035)	$(59,242)
Free cash flow before changes in working capital (non-GAAP)	$(1,778)	$31,627

SSR Mining Inc.	PAGE 15